Exhibit 99.1

Sovran Self Storage, Inc.

6467 Main St., Buffalo, NY 14221

(716) 633-1850

FOR IMMEDIATE RELEASE

August 15, 2016

Sovran Self Storage, Inc. Rebrands and Begins Trading as Life Storage, Inc. (LSI)

Company to mark historic moment with ringing of the New York Stock Exchange’s Closing Bell on August 16

Buffalo, NY, August 15, 2016 – Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), announced today the official change of its corporate name to Life Storage, Inc. (NYSE:LSI). Shares of Life Storage will begin trading under the ticker symbol LSI on the New York Stock Exchange effective immediately.

Concurrently, the Company announced the change of its brand name from Uncle Bob’s Self Storage to Life Storage® and the launch of its redesigned website, www.lifestorage.com.

Robert Attea, Chairman of the Board, other members of the board and management will ring the closing bell on the New York Stock Exchange on August 16, 2016. Interested parties may watch the live video of the event beginning at approximately 3:55 p.m. EDT at https://livestream.com/NYSE.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates approximately 650 self storage facilities in 29 states under the names Uncle Bob’s Self Storage and Life Storage. For more information, visit http://invest.lifestorage.com/.